SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                             SECURITIES EXCHANGE ACT

      Date of report (Date of earliest event reported): September 20, 2000
                               SAFLINK CORPORATION
                   -------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                   0-2027                    95-4346070
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(State or Other Jurisdiction   (Commission File Number)       (IRS Employer
of Incorporation)              Identification No.)

           18650 N.E. 67th Court, Suite 210, Redmond, Washington 98052
          ------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (425) 881-6766

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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT

                  Not applicable

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

                  Not applicable.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP

                  Not applicable.

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Not applicable.

ITEM 5.  OTHER EVENTS

         SAFLINK Corporation (the "Company") has agreed to acquire Jotter Technologies Inc., a Delaware corporation ("Jotter"), in exchange for the issuance of 10,600,000 shares of SAFLINK Common Stock to the shareholders of Jotter. Pursuant to an Agreement and Plan of Reorganization and Merger, dated as of September 20, 2000, by and among the Company, Jotter, and certain shareholders of Jotter ("Merger Agreement"), at the effective time of the transaction ("Effective Time"), a subsidiary of SAFLINK ("Acquisition Corp.") will merge with and into Jotter and Jotter will become a wholly-owned subsidiary of the Company ("Merger"). In the Merger, holders of each outstanding share of Jotter Common Stock will receive a fraction of a share of Common Stock of the Company equal to the Exchange Ratio. The Exchange Ratio equals a number, the numerator of which shall be Ten Million, Six Hundred Thousand (10,600,000), and the denominator of which shall be equal to the aggregate number of shares of Jotter Common Stock issued and outstanding as of the Closing Date. As of September 20, 2000, Jotter had outstanding 10,227,996 shares of Common Stock.

         The Merger is expected to be accounted for as a tax-free acquisition and is subject to various closing conditions, including but not limited to the completion of business, financial, legal, and technical due diligence of Jotter by SAFLINK and its representatives, the approval of the Merger by the shareholders of the Company and Jotter, and the execution by the Jotter shareholders of an escrow agreement or lock up agreement, pursuant to which the Jotter shareholder will agree to certain restrictions with respect to the disposition after the Merger of the SAFLINK Common Stock they will receive in the Merger. Specifically, under these arrangements, the SAFLINK Common Stock held in escrow on behalf of certain majority shareholders of Jotter will not be released from escrow until the day after the first anniversary of the Effective Time, at which time 25% of such holder's shares shall be released and an additional 25% of such holder's shares shall be released following each subsequent 91 day period until all of the holder's shares have been released from escrow. The shares held in escrow will be available to satisfy claims for indemnification under the Merger Agreement. The Jotter shareholders who are also employees will be subject to a lock-up arrangement for one year after the Effective Time, after which period 25% of such holder's shares may be transferred and an additional 25% of such holder's shares may be transferred during each subsequent 91 day period. The remaining Jotter
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shareholders will be subject to a lock-up arrangement for six months after the
Effective Time, after which 25% of such holder's shares may be transferred and an additional 25% of such holder's shares may be transferred during each subsequent 91 day period.

         The acquisition has been approved by the board of directors of both the Company and Jotter. The Company has received the agreement of and has been granted an irrevocable proxy by certain Jotter shareholders holding a majority of Jotter's Common Stock to vote in favor of the transaction. Home Shopping Network Inc. and RMS Limited Partnership have exercised their respective rights to convert their shares of SAFLINK Series A Preferred Stock and SAFLINK Series D Preferred Stock, respectively, to SAFLINK Common Stock. These SAFLINK shareholders, who hold approximately 56% of SAFLINK's Common Stock following such conversion, have also agreed to vote in favor of the transaction.

         A copy of the Merger Agreement is attached as an exhibit hereto and incorporated by reference herein and further details regarding this announcement are contained in the Company's press release dated September 21, 2000, attached as an exhibit hereto and incorporated by reference herein.


ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

         Not applicable.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Not applicable.

         (b)      Not applicable.

         (c)      Exhibits

         The exhibits listed on the Exhibit Index on page 5 are filed as part of this Report.

ITEM 8.  CHANGE IN FISCAL YEAR

                  Not applicable.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           SAFLINK Corporation

Date: September 26, 2000

                                           By:  /s/ JEFFREY P. ANTHONY
                                           ------------------------------------
                                           Jeffrey P. Anthony
                                           President and Chief Executive Officer


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                                  EXHIBIT INDEX

EXHIBIT
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99.1     Agreement and Plan of Reorganization and Merger, dated as of September
         20, 2000, by and among SAFLINK Corporation, Jotter Technologies Inc., and certain shareholders of Jotter

99.2     Press Release dated September 21, 2000